Exhibit 23.3

CONSENT OF INDEPENDENT QUALIFIED PERSON

Broad Oak Associates consents to the written disclosure of the technical reports titled “Technical Report on the Uranium Resources at The Cibola Uranium Project, Cibola, McKinley and Sandoval Counties, New Mexico, USA” dated January 14, 2011, “Technical Report on the Uranium Resources at The Ambrosia Lake Project, McKinley County, New Mexico, USA” dated January 18, 2011 and “Technical Report on the Uranium Resources on The Edgemont Uranium Project, Fall River County, South Dakota, USA” dated January 18, 2011 (collectively, the “Reports”) and any extracts from or summary of the Reports in the Annual Report on Form 10-K/A of Uranium Resources, Inc. (the “Company”) for the year ended December 31, 2012 and to the incorporation by reference of the Reports in the Registration Statements on Form S-3 (Registration Nos. 333-151134, 333-174845, 333-184175 and 333-187964) and on Form S-8 (Registration Nos. 333-00405, 333-119661, 333-134208 and 333-156433) of the Company. We also consent to the use of our name and all references to Broad Oak Associates as an expert in geology and engineering in the Annual Report on Form 10-K/A.

/s/ Broad Oak Associates
Broad Oak Associates
By: Geoff S. Carter, P. Eng.

Toronto, Ontario
December 17, 2013